Exhibit 99.4

FORM OF LETTER

STANLEY FURNITURE COMPANY, INC.

Subscription Rights to Purchase Shares of Common Stock

Offered Pursuant to Subscription Rights

Distributed to Stockholders

of Stanley Furniture Company, Inc.

[            ], 2010

To Security Dealers, Commercial Banks,

Trust Companies and Other Nominees:

This letter is being distributed to securities dealers, commercial banks, trust companies and other nominees in connection with the rights offering (the “Rights Offering”) by Stanley Furniture Company, Inc. (“Stanley Furniture”) of shares of Common Stock (as such term is defined below), pursuant to transferable subscription rights (the “Rights”) distributed to all holders of record (the “Recordholders”) of shares of Stanley Furniture common stock, par value $0.02 per share (the “Common Stock”), at 5:00 p.m., New York time, on [            ], 2010 (the “Record Date”). The Rights and Common Stock are described in the offering prospectus dated [            ], 2010 (the “Prospectus”).

In the Rights Offering, Stanley Furniture is offering an aggregate of [            ] shares of Common Stock, as described in the Prospectus.

The Rights will expire, if not exercised prior to 5:00 p.m., New York time, on [            ], 2010, unless extended (the “Expiration Time”).

As described in the accompanying Prospectus, each beneficial owner of shares of Common Stock registered in your name or the name of your nominee is entitled to one Right for each share of Common Stock owned by such beneficial owner at 5:00 p.m., New York time, on the Record Date. Each Right will allow the holder thereof to subscribe for [            ] shares of Common Stock (the “Basic Subscription Privilege”) at the cash price of $[            ] per full share (the “Subscription Price”). For example, if a Recordholder owned 100 shares of Common Stock as of 5:00 p.m., New York City time on the Record Date, it would receive 100 Rights and would have the right to purchase [            ] shares of Common Stock (rounded down to [            ] shares, with the total subscription payment being adjusted accordingly, as discussed below) for the Subscription Price.

If a holder purchases all of the shares of common stock available to it pursuant to its Basic Subscription Privilege, it may also exercise an over-subscription privilege (the “Over-Subscription Privilege”) to purchase a portion of any shares of Common Stock that are not purchased by holders through the exercise of their Basic Subscription Privileges (the “Unsubscribed Shares”), subject to the availability and pro rata allocation of the Unsubscribed Shares among all persons exercising this Over-Subscription Privilege. If there are not enough Unsubscribed Shares to honor all Over-Subscription Privilege requests, Stanley Furniture may, in its discretion, issue up to an additional [            ] shares (the “Over-Allotment Shares”). To the extent the Unsubscribed Shares, including any Over-Allotment Shares, are not sufficient to satisfy all of the properly exercised Over-Subscription Privileges, then the Unsubscribed Shares will be prorated among those who properly exercised their Over-Subscription Privilege based on the number of shares each person subscribed for under the Basic Subscription Privilege. If this pro rata allocation results in any person receiving a greater number of Unsubscribed Shares than the person subscribed for pursuant to the exercise of the Over-Subscription Privilege, then such person will be allocated only that number of Unsubscribed Shares for which the person oversubscribed, and the remaining Unsubscribed Shares will be allocated among all other persons exercising the Over-Subscription Privilege on the same pro rata basis described above. The proration process will be repeated until all Unsubscribed Shares have been allocated or all Over-Subscription Privilege have been fulfilled, whichever occurs earlier.

Each holder will be required to submit payment in full for all the shares it wishes to buy with its Over-Subscription Privilege. Because we will not know the total number of Unsubscribed Shares prior to the expiration of the Rights Offering, if a holder wishes to maximize the number of shares it may purchase pursuant to the holder’s Over-Subscription Privilege, the holder will need to deliver payment in an amount equal to the aggregate Subscription Price for the maximum number of shares of Common Stock available to the holder, assuming that no stockholders other than such holder purchases any shares of Common Stock pursuant to their Basic Subscription Privilege and Over-Subscription Privilege. Fractional shares of Common Stock resulting from the exercise of the Over-Subscription Privilege will be eliminated by rounding down to the nearest whole share, with the total subscription payment being adjusted accordingly. Any excess subscription payments received by the Subscription Agent will be returned, without interest, as soon as practicable.

Stanley Furniture can provide no assurances that each holder will actually be entitled to purchase the number of shares of Common Stock issuable upon the exercise of its Over-Subscription Privilege in full at the expiration of the Rights Offering. Stanley Furniture will not be able to satisfy a holder’s exercise of the Over-Subscription Privilege if all of the holders exercise their Basic Subscription Privileges in full, and we will only honor an Over-Subscription Privilege to the extent sufficient shares of Common Stock are available following the exercise of subscription rights under the Basic Subscription Privileges. However, if there are not enough Unsubscribed Shares to honor all Over-Subscription Privilege requests, Stanley Furniture may, in its discretion, issue the Over-Allotment Shares.

To the extent the aggregate Subscription Price of the maximum number of Unsubscribed Shares available to a holder pursuant to the Over-Subscription Privilege is less than the amount the holder actually paid in connection with the exercise of the Over-Subscription Privilege, the holder will be allocated only the number of Unsubscribed Shares available to it as soon as practicable after the Expiration Time, and the holder’s excess subscription payment received by the Subscription Agent will be returned, without interest, as soon as practicable. To the extent the amount the holder actually paid in connection with the exercise of the Over-Subscription Privilege is less than the aggregate Subscription Price of the maximum number of Unsubscribed Shares available to the holder pursuant to the Over-Subscription Privilege, such holder will be allocated the number of Unsubscribed Shares for which it actually paid in connection with the Over-Subscription Privilege. See “The Rights Offering—Over-Subscription and Over-Allotment Privilege.”

The Rights will be evidenced by a transferable Rights certificate (the “Rights Certificate”) registered in the Recordholder’s name or its nominee and will cease to have any value at the Expiration Time.

We are asking persons who hold shares of Common Stock beneficially and who have received the Rights distributable with respect to those shares through a broker, dealer, commercial bank, trust company or other nominee, as well as persons who hold certificates of Common Stock directly and prefer to have such institutions effect transactions relating to the Rights on their behalf, to contact the appropriate institution or nominee and request it to effect the transactions for them. In addition, we are asking beneficial owners who wish to obtain a separate Rights Certificate to contact the appropriate nominee as soon as possible and request that a separate Rights Certificate be issued.

All commissions, fees and other expenses (including brokerage commissions and transfer taxes), other than fees and expenses of the Subscription Agent, incurred in connection with the exercise of the Rights will be for the account of the holder of the Rights, and none of such commissions, fees or expenses will be paid by Stanley or the Subscription Agent.

Enclosed are copies of the following documents:

1. Prospectus;

2. Instructions as to the use of Stanley Furniture Company, Inc. Rights Certificates (including a Notice of Guaranteed Delivery for Rights Certificates Issued by Stanley Furniture Company, Inc.);

3. A form of letter which may be sent to your clients for whose accounts you hold shares of Common Stock registered in your name or the name of your nominee, with an attached form of instruction;

4. Nominee Holder Certification; and

5. A return envelope addressed to Continental Stock Transfer & Trust Co., the Subscription Agent.

Your prompt action is requested. To exercise the Rights, you should deliver the properly completed and signed Rights Certificate (or Notice of Guaranteed Delivery if you are following the Guaranteed Delivery Procedures), with payment of the Subscription Price in full for each share of Common Stock subscribed for pursuant to the Basic Subscription Privilege and the Over-Subscription Privilege, to the Subscription Agent, as indicated in the Prospectus. The Subscription Agent must receive the Rights Certificate or Notice of Guaranteed Delivery with payment of the Subscription Price prior to the Expiration Time. A Rights holder cannot revoke the exercise of its Rights, even if the Rights Offering is extended by Stanley Furniture’s board of directors.

Additional copies of the enclosed materials may be obtained from Morrow & Co., LLC, the Information Agent. The Information Agent’s telephone number is (203) 658-9400 for banks and brokers, and (800) 267-0201 for stockholders. Any questions or requests for assistance concerning the rights offering should be directed to the Information Agent.

Very truly yours,

Stanley Furniture Company, Inc.